Exhibit 12.1


                                                  Six Months
                                                  Ended 6/30
                                                     1999          1998         1997          1996          1995           1994
Interest on deposits                                213,596       440,300      378,813       351,084       351,885        221,109
Interest on borrowings                              249,825       432,920      379,084       278,573       166,191        114,399
Amortization of debt premium
   and issuance expense                                 949         1,067          475           477           407            338
Portion of rent expense
   representative of interest                         2,756         3,525        2,627         2,086         1,473          1,505
  Total fixed charges                               467,126       877,812      760,999       632,220       519,956        337,351

Preferred stock dividends                               -           2,413       10,071        10,081         7,561            -

   Total fixed charges & pfd dividends              467,126       880,225      771,070       642,301       527,517        337,351

Income before taxes                                 143,980       211,206      169,862       137,887       149,920        134,352
Total fixed charges                                 467,126       877,812      760,999       632,220       519,956        337,351
   Total Earnings                                   611,106     1,089,018      930,861       770,107       669,876        471,703

   Earnings/Fixed Charges:

   Including interest on deposits                      1.31x         1.24x        1.22x         1.22x         1.29x          1.40x
   Excluding interest on deposits                      1.57x         1.48x        1.44x         1.49x         1.89x          2.16x

   Earnings/Fixed Charges & Pfd Dividends

   Including interest on deposits                      1.31x          1.24x       1.21x         1.20x         1.27x          1.40x
   Excluding interest on deposits                      1.57x          1.47x       1.41x         1.44x         1.81x          2.16x

Note: Preferred stock dividends are grossed-up to reflect the pre-tax amount of earnings required to fund the obligation.